EXHIBIT 99.2

News Release

Contact: Corporate Communications

Houston: 713.324.5080

Email: corpcomm@coair.com

News archive: continental.com/company/news/ Address: P.O. Box 4607, Houston, TX 77210-4607

CONTINENTAL AIRLINES ANNOUNCES

FOURTH QUARTER AND FULL YEAR 2007 PRE-TAX RESULTS

Will distribute a record $158 million of profit sharing to co-workers

HOUSTON, Jan. 17, 2008 - Continental Airlines (NYSE: CAL) today reported 2007 pre-tax income (net income before income taxes and cumulative effect of change in accounting principle) of $566 million, up 53 percent over 2006 pre-tax income of $369 million. Excluding $24 million of previously announced pre-tax special items, Continental's pre-tax income for the full year was $542 million, a 78 percent improvement over 2006 pre-tax income of $304 million excluding special items.

Continental reported pre-tax income of $71 million for the fourth quarter 2007. Excluding previously announced pre-tax special items, Continental recorded fourth quarter 2007 pre-tax income of $24 million compared to the fourth quarter 2006 pre-tax loss of $4 million excluding special items.

As announced yesterday, Continental will record a special non-cash tax charge in the fourth quarter, but has not finalized the amount given the technical nature of the issue. As a result, today the company is presenting its pre-tax results. By mid-February, Continental will finalize the special non-cash tax charge, and will report its net results in the company's Form 10-K.

"The outstanding performance of our team has once again set us apart from the competition," said Larry Kellner, Continental's chairman and chief executive officer. "Thanks to the hard work of my co-workers, on Feb. 14, we will distribute $158 million in profit sharing, $47 million more than we distributed for 2006, and the largest profit sharing distribution in our company's history."

Revenue and Capacity

Total revenue of $14.2 billion for the year increased 8.4 percent ($1.1 billion) over the same period in 2006. Total revenue of $3.5 billion for the fourth quarter increased 11.6 percent ($366 million) over the same period in 2006. As a result of increases in all mainline geographic regions as well as regional operations, Continental reported record fourth quarter and full year passenger revenue.

Consolidated revenue passenger miles (RPMs) for the fourth quarter increased 4.1 percent year-over-year on a capacity increase of 4.7 percent, resulting in a fourth quarter consolidated load factor of 79.4 percent, 0.4 points lower than the fourth quarter record set in 2006. Consolidated yield for the fourth quarter increased 7.1 percent year-over-year. Consolidated revenue per available seat mile (RASM) for the fourth quarter increased 6.7 percent year-over-year due to increased yields.

Mainline RPMs in the fourth quarter of 2007 increased 5.4 percent over the fourth quarter 2006, on a capacity increase of 6.1 percent. Mainline load factor was 79.7 percent, down 0.5 points year-over-year. Continental's mainline yield increased 7.6 percent over the same period in 2006. As a result, fourth quarter 2007 mainline RASM was up 6.9 percent over the fourth quarter of 2006.

Passenger revenue for the fourth quarter of 2007 and period-to-period comparisons of related statistics by geographic region for the company's mainline operations and regional operations are as follows:

	Passenger Revenue (in millions)	Percentage Increase (Decrease) in Fourth Quarter 2007 vs. Fourth Quarter 2006
		Passenger Revenue	RASM	ASMs

Domestic	$1,428	9.4%	6.0%	3.2%
Trans-Atlantic	624	27.5%	10.9%	15.0%
Latin America	352	10.9%	6.4%	4.2%
Pacific	237	9.7%	6.1%	3.4%
Total Mainline	$2,641	13.4%	6.9%	6.1%

Regional	$ 552	3.5%	9.8%	(5.7)%

Consolidated	$3,193	11.6%	6.7%	4.7%

Fourth Quarter Operational Accomplishments

Continental employees earned $6 million in cash incentives for twice finishing in the top three of the network carriers for monthly on-time performance during the quarter in which it recorded a U.S. Department of Transportation (DOT) on-time arrival rate of 74.9 percent and a systemwide mainline segment completion factor of 99.2 percent.

"Our passenger revenue performance for the fourth quarter and full year was superb," said Jeff Smisek, Continental's president. "We continued to grow our passenger revenue at a pace significantly greater than our capacity growth, which is a testament to our excellent pricing and revenue management, operational and marketing performance."

Continental announced that it will launch twice-daily nonstop service to London/Heathrow from both its New York and Houston hubs beginning March 29, 2008. The airline will continue to offer nonstop flights to London/Gatwick from both New York (twice daily) and Houston (daily), as well as Cleveland (daily, seasonal).

Continental launched a carbon offsetting program, developed in partnership with non-profit Sustainable Travel International, which allows customers to view the carbon footprint of their booked itinerary and choose among a number of options to reduce the impact of carbon dioxide emissions of their flights.

Continental teamed with the Transportation Security Administration to be the first U.S. carrier to launch a Paperless Boarding Pass pilot program that allows passengers to receive boarding passes electronically on their cell phones or PDAs, and use those devices to pass through security and board the aircraft. The new technology heightens the ability to detect fraudulent boarding passes while improving customer service and reducing paper use.

Continental introduced new first-class menus on flights throughout the United States, Canada and to select Latin American and Caribbean destinations. The new meals were created by Continental's Congress of Chefs based on extensive feedback from customers and employees.

For the 10th consecutive year, Continental outranked all of its U.S. competition in international business class and domestic first class service, according to results of a survey of Condé Nast Traveler readers published in the magazine's October 2007 edition. Continental was also chosen as the Best Airline for North American Travel in Business Traveler magazine's 2007 Readers' Choice Best in Business Travel Survey and for the second consecutive year, was one of 16 companies featured in Latin Business magazine's Corporate Diversity Honor Roll.

Financial Results

Continental's mainline cost per available seat mile (CASM) increased 4.1 percent (down 2.9 percent holding fuel rate constant) in the fourth quarter compared to the same period last year. CASM increased 2.6 percent (0.9 percent holding fuel rate constant) for full year 2007 as compared to 2006.

During the quarter, the price of a barrel of West Texas Intermediate crude oil closed at a peak of $98.18 per barrel on Nov. 23, 2007. Earlier this month, crude oil prices reached a new intra-day record high of $100.09 per barrel. Continental's annualized fuel costs increase by approximately $45 million for each $1-per-barrel rise in the price of crude.

"Great cost performance backed up by impressive revenue growth enabled us to record a pre-tax profit in the fourth quarter," said Jeff Misner, Continental's executive vice president and chief financial officer. "The entire Continental team once again outperformed the competition."

Continental continues to enhance its fuel efficiency. The carrier is about 35 percent more fuel efficient per mainline revenue passenger mile than it was in 1997. With mainline RPMs up 6.5 percent for the year, mainline fuel consumption increased only 4.8 percent.

During the quarter, Continental installed winglets on seven of the company's 737-500s and one 737-900 aircraft, and now has winglets on 206 of its mainline aircraft. All of the company's 737-700s, 800s and 757-200s have winglets, as do select airplanes from Continental's 737-300, -500 and -900 series fleets. Winglets increase aerodynamic efficiency and decrease drag, reducing fuel consumption and emissions by up to five percent.

Continental hedged approximately 32 percent of its fuel requirements for the fourth quarter of 2007. As of Dec. 31, 2007, the company had hedged approximately 20 percent of its projected fuel requirements for the first quarter of 2008 and five percent for the second quarter of 2008.

Continental ended the fourth quarter with approximately $2.8 billion in unrestricted cash and short-term investments.

Employee Profit Sharing and Performance Incentives

Continental employees earned $191 million in cash incentives in 2007, consisting of $158 million of profit sharing and $33 million in incentive payments for finishing 10 out of 12 months among the top three of the network carriers for monthly on time performance.

Continental has the best profit-sharing plan in the industry. The plan shares 30 percent of the first $250 million of pre-tax income, 25 percent of the next $250 million and 20 percent of amounts over $500 million.

The on-time arrival incentive program pays monthly cash payments when the airline hits targets for on-time arrivals as reported by DOT. Eligible employees receive $100 when Continental comes in first among the six network carriers in on-time performance. Employees receive $65 when the company finishes second or third among the six network carriers or when Continental's on-time percentage is 80 or better, even if the company does not finish in the top three. Each employee received $755 in 2007.

2007 Accomplishments

Continental's superior customer service and excellent employee relations continued to distinguish the airline from its competitors in 2007.

  Employees benefited from stock options issued in connection with pay and benefit cost reductions. At yesterday's closing, the realized and unrealized gains from these options was over $125 million.
  Continental contributed $336 million to its pension plans in 2007, significantly exceeding its minimum funding requirement of $187 million during the calendar year. The company contributed an additional $60 million to its pension plans earlier this month. Since the beginning of 2002, Continental has contributed over $1.5 billion to its pension plans.
  Continental was rated the top airline on FORTUNE magazine's World's Most Admired Global Companies list and was named the most admired airline on the magazine's annual America's Most Admired Companies airline industry list. Continental was also named by FORTUNE magazine as one of the top ten "Green Giants," global companies whose environmental policies go beyond what is required.
  Continental won OAG's "Best Airline Based in North America" and "Best Executive/Business Class" at the OAG Airline of the Year Awards 2007.
  Continuing its international expansion, Continental began nonstop service between New York Liberty and Athens, Greece; and Mumbai, India; and between Houston and Loreto, Mexico, the airline's 31st Mexican destination. The company also announced plans to inaugurate service between New York and Shanghai with through-flight service between Cleveland and Shanghai beginning March 2009. Continental has the highest percentage of mainline capacity dedicated to international flying of any major U.S. airline.
  Continental delivered solid operational performance in 2007 despite operating a large number of flights in the New York airspace which is the most delayed and congested airspace in the nation. With passenger traffic at record levels, the company recorded a DOT on-time arrival rate of 74.3 percent and a systemwide mainline segment completion factor of 99.2 percent for the year, operating 79 days without a single mainline flight cancellation.
  Continental had sales of nearly $3.5 billion on continental.com in 2007, up 19 percent over 2006.
  During the year, Continental continued to invest in its modern, fuel efficient fleet. The company has the best fleet order among U.S. network carriers, which includes firm orders for 25 Boeing 787s and over 60 Boeing 737s. In addition, Continental has options for another 93 Boeing aircraft. Earlier this month, Continental took its first delivery of the new 737-900ER aircraft which will have one of the lowest operating costs in Continental's fleet and will allow the carrier to serve high demand markets more efficiently.
  Continental took delivery of its 19th and 20th Boeing 777 aircraft in the first and second quarters of 2007, respectively.
  The company raised approximately $1.15 billion of capital during the year through the sale of Pass Through Certificates in April, issued in three different series with an average interest rate of 6.27%, to be used to finance the company's purchase of 18 737-900ER and 12 737-800 Boeing aircraft scheduled for delivery beginning in January 2008.  Continental has committed financing for all of its new aircraft deliveries through the end of 2008.
  Continental finalized two major supplier cost reduction initiatives that, along with several other smaller initiatives, are expected to save the company over $100 million annually on a run-rate basis when fully implemented.
  Over 4,000 employees, family members and friends participated in March of Dimes WalkAmerica as part of the Continental team. Continental is a national sponsor of the March of Dimes March for Babies (formerly WalkAmerica) and the official airline of the March of Dimes National Ambassador Program.
  The Continental Scholarship Fund provided scholarship awards to 183 co-workers and dependents to help with tuition and fees. Since 2001, the Scholarship Fund has helped 944 employees or their dependents. Scholarship funds are donated by employees through payroll deduction and raised by The Continental Management Association.
  Continental's WE CARE Employee Fund donated over $1 million to assist 464 employees with necessities during unexpected emergencies.

Corporate Background

Continental Airlines is the world's fifth largest airline. Continental, together with Continental Express and Continental Connection, has more than 2,900 daily departures throughout the Americas, Europe and Asia, serving 144 domestic and 139 international destinations. More than 500 additional points are served via SkyTeam alliance airlines.  With more than 45,000 employees, Continental has hubs serving New York, Houston, Cleveland and Guam, and together with Continental Express, carries approximately 69 million passengers per year. Continental consistently earns awards and critical acclaim for both its operation and its corporate culture. For more company information, visit continental.com.

Continental Airlines will conduct a regular quarterly telephone briefing today to discuss these results and the company's financial and operating outlook with the financial community and news media at 9:30 a.m. CT/10:30 a.m. ET. To listen to a live broadcast of this briefing, go to continental.com/About Continental /Investor Relations.

This press release contains forward-looking statements that are not limited to historical facts, but reflect the company's current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the company's 2006 10-K and its other securities filings, including any amendments thereto, which identify important matters such as the consequences of the company's significant financial losses and high leverage, the significant cost of aircraft fuel, its high labor and pension costs, service interruptions at one of its hub airports, disruptions in its computer systems, and industry conditions, including the airline pricing environment, industry capacity decisions, industry consolidation, terrorist attacks, regulatory matters, excessive taxation, the availability and cost of insurance, public health threats and the seasonal nature of the airline business. The company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release, except as required by applicable law.

-tables attached-

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

FINANCIAL SUMMARY
(In millions, except per share data) (Unaudited)
	Three Months Ended December 31,		% Increase (Decrease)	Year Ended December 31,		% Increase (Decrease)
	2007	2006		2007	2006

Operating Revenue:
Passenger (excluding fees and taxes of $363, $329, $1,499 and $1,369)	$3,193	$2,862	11.6%	$12,995	$12,003	8.3%
Cargo	125	122	2.5%	453	457	(0.9)%
Other	205	173	18.5%	784	668	17.4%
	3,523	3,157	11.6%	14,232	13,128	8.4%

Operating Expenses:
Aircraft fuel and related taxes	955	725	31.7%	3,354	3,034	10.5%
Wages, salaries and related costs	723	716	1.0%	3,127	2,875	8.8%
Regional capacity purchase, net	474	448	5.8%	1,793	1,791	0.1%
Aircraft rentals	249	248	0.4%	994	990	0.4%
Landing fees and other rentals	198	187	5.9%	790	764	3.4%
Distribution costs	173	155	11.6%	682	650	4.9%
Maintenance, materials and repairs	142	140	1.4%	621	547	13.5%
Depreciation and amortization	107	99	8.1%	413	391	5.6%
Passenger services	95	88	8.0%	389	356	9.3%
Special charges (credits) (A)	(17)	22	NM	13	27	NM
Other	344	309	11.3%	1,369	1,235	10.9%
	3,443	3,137	9.8%	13,545	12,660	7.0%

Operating Income	80	20	NM	687	468	46.8%

Nonoperating Income (Expense):
Interest expense	(94)	(101)	(6.9)%	(383)	(401)	(4.5)%
Interest capitalized	9	5	80.0%	27	18	50.0%
Interest income	39	38	2.6%	160	131	22.1%
Income from other companies	5	12	(58.3)%	18	61	(70.5)%
Gain on sale of investments (A)	30	-	NM	37	92	(59.8)%
Other, net	2	-	NM	20	-	NM
	(9)	(46)	(80.4)%	(121)	(99)	22.2%

Income (Loss) before Income Taxes and Cumulative Effect of Change in Accounting Principle	$ 71	$ (26)	NM	$ 566	$ 369	53.4%

  The Company recorded special items for the there months and years ended December 31, 2007 and 2006 as follows (in millions):
	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006

Gain on sale of aircraft and aircraft related charges	$ (28)	$ -	$ (22)	$ (18)
Pension plan settlement charges	7	22	31	59
Pilot LTD charge from change in retirement age	4	-	4	-
Surrender of stock price based RSU awards	-	-	-	(14)
Subtotal special charges (credits)	$ (17)	$ 22	$ 13	27

Gain on sale of ARINC	$ 30	$ -	$ 30	$ -
Gain on sale of ExpressJet Holdings	-	-	7	-
Gain on sale of Copa Holdings, S.A.	-	-	-	92
Gain on sale of investments	$ 30	$ -	$ 37	$ 92

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

STATISTICS
	Three Months Ended December 31,		% Increase (Decrease)	Year Ended December 31,		% Increase (Decrease)
	2007	2006		2007	2006

Mainline Operations:
Passengers (thousands)	12,311	12,035	2.3%	50,960	48,788	4.5%
Revenue passenger miles (millions)	20,271	19,229	5.4%	84,309	79,192	6.5%
Available seat miles (millions)	25,447	23,989	6.1%	103,139	97,667	5.6%
Cargo ton miles (millions)	280	282	(0.7)%	1,037	1,075	(3.5)%

Passenger load factor:
Mainline	79.7%	80.2%	(0.5) pts.	81.7%	81.1%	0.6 pts.
Domestic	82.3%	83.0%	(0.7) pts.	83.9%	83.6%	0.3 pts.
International	76.7%	76.8%	(0.1) pts.	79.4%	78.2%	1.2 pts.

Passenger revenue per available seat mile (cents)	10.38	9.71	6.9%	10.46	9.96	5.0%
Total revenue per available seat mile (cents)	11.64	10.99	5.9%	11.65	11.17	4.3%
Average yield per revenue passenger mile (cents)	13.03	12.11	7.6%	12.80	12.29	4.1%

Cost per available seat mile (CASM) (cents) (A)	11.08	10.64	4.1%	10.83	10.56	2.6%
Special charges (credits) per available seat mile (cents)	(0.07)	0.09	NM	0.01	0.03	NM
CASM, holding fuel rate constant (cents) (A)	10.33	10.64	(2.9)%	10.66	10.56	0.9%

Average price per gallon of fuel, including fuel taxes (cents)	250.89	200.64	25.0%	217.53	206.35	5.4%
Fuel gallons consumed (millions)	381	361	5.5%	1,542	1,471	4.8%

Actual aircraft in fleet at end of period	365	366	(0.3)%	365	366	(0.3)%
Average length of aircraft flight (miles)	1,444	1,409	2.5%	1,450	1,431	1.3%
Average daily utilization of each aircraft (hours)	11:20	10:50	4.5%	11:34	11:07	4.1%

Regional Operations (B):
Passengers (thousands)	4,421	4,568	(3.2)%	17,970	18,331	(2.0)%
Revenue passenger miles (millions)	2,399	2,542	(5.6)%	9,856	10,325	(4.5)%
Available seat miles (millions)	3,104	3,292	(5.7)%	12,599	13,251	(4.9)%
Passenger load factor	77.3%	77.2%	0.1 pts.	78.2%	77.9%	0.3 pts.
Passenger revenue per available seat mile (cents)	17.80	16.21	9.8%	17.48	17.16	1.9%
Average yield per revenue passenger mile (cents)	23.03	21.00	9.7%	22.35	22.03	1.5%
Actual aircraft in fleet at end of period (C)	263	282	(6.7)%	263	282	(6.7)%

Consolidated Operations (Mainline and Regional):
Passengers (thousands)	16,732	16,603	0.8%	68,930	67,119	2.7%
Revenue passenger miles (millions)	22,670	21,771	4.1%	94,165	89,517	5.2%
Available seat miles (millions)	28,551	27,281	4.7%	115,738	110,918	4.3%
Passenger load factor	79.4%	79.8%	(0.4) pts.	81.4%	80.7%	0.7 pts.
Passenger revenue per available seat mile (cents)	11.19	10.49	6.7%	11.23	10.82	3.8%
Average yield per revenue passenger mile (cents)	14.09	13.15	7.1%	13.80	13.41	2.9%

  Includes impact of special charges (credits).

  Consists of flights operated under capacity purchase agreements with Continental's regional carriers ExpressJet, Chautauqua and CommutAir.

  Includes aircraft operated by all carriers under capacity purchase agreements, but excludes any aircraft operated by ExpressJet outside the scope of the ExpressJet capacity purchase agreement.

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURES

Income (Loss) before Income Taxes and Cumulative Effect of Change in Accounting Principle (in millions)	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006

Income (loss) before income taxes and cumulative effect of change in accounting principle	$ 71	$(26)	$566	$369

Adjustments:
Special charges (credits)	(17)	22	13	27
Gain on sale of investments	(30)	-	(37)	(92)

Income (loss) before income taxes and cumulative effect of change in accounting principle, excluding special items (A)	$ 24	$ (4)	$542	$304
CASM Mainline Operations (cents)	Three Months Ended December 31,		% Increase/ (Decrease)	Year Ended December 31,		% Increase/ (Decrease)
	2007	2006		2007	2006

Cost per available seat mile (CASM)	11.08	10.64	4.1%	10.83	10.56	2.6%

Less: Current year fuel cost per available seat mile (B)	(3.75)	-	NM	(3.25)	-	NM
Add: Current year fuel cost at prior year fuel price per available seat mile (B)	3.00	-	NM	3.08	-	NM

CASM, holding fuel rate constant (A)	10.33	10.64	(2.9)%	10.66	10.56	0.9%

Less: Special charges (credits)	(0.07)	0.09	NM	0.01	0.03	NM

CASM, holding fuel rate constant and excluding special charges (credits) (A)	10.40	10.55	(1.4)%	10.65	10.53	1.1%

  These financial measures provide management and investors the ability to measure and monitor Continental's performance on a consistent basis.

  Both the cost and availability of fuel are subject to many economic and political factors and are therefore beyond the company's control.

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